PRESS RELEASE

INNOSPEC REPORTS FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

Fourth quarter adjusted non-GAAP diluted EPS of $0.89 meets our expectations

Record sales in Fuel Specialties, continued margin strength

Higher volumes in all Performance Chemicals’ markets

Acquisition of Strata Control complete; healthy balance sheet positions Innospec for continued growth

Littleton, CO – February 12, 2013 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the fourth quarter and full year ended December 31, 2012.

Total net sales for the fourth quarter were $213.7 million, a 7 percent increase from $200.5 million in the corresponding period last year. Net income was $12.7 million, or $0.53 per diluted share, compared with $19.6 million, or $0.82 per diluted share, a year ago. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the quarter was $30.5 million, a 24 percent increase from $24.5 million reported a year ago.

Results for the fourth quarter include some special items, which are summarized in the table below. For the fourth quarter of 2012, these items had a combined negative impact of $8.7 million, or $0.36 per diluted share; a year ago, similar items reduced net income by $3.0 million, or $0.12 per diluted share. Excluding these items from both periods, diluted earnings per share for the fourth quarter of 2012 were $0.89, in line with our expectations, a decrease from $0.94 a year ago.

EBITDA and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended December 31, 2012			Quarter ended December 31, 2011

	Income			Income
	before			before
	income	Net	Diluted	income	Net	Diluted
(in millions, except share and per share data)	taxes	income	EPS	taxes	income	EPS

Reported GAAP amounts	$ 26.7	$ 12.7	$ 0.53	$ 20.0	$ 19.6	$ 0.82

Tax impact of acquisition-related funding	7.4	7.4	0.31	-	-	-
Acquisition-related costs	2.5	2.0	0.08	-	-	-
Foreign currency exchange (gains)/losses	(1.3)	(1.0)	(0.04)	2.6	2.2	0.09
Adjustment of income tax provisions	0.3	0.3	0.01	0.8	0.8	0.03

	8.9	8.7	0.36	3.4	3.0	0.12

Adjusted non-GAAP amounts

$ 35.6 $ 21.4 $ 0.89 $ 23.4 $ 22.6 $ 0.94

Commenting on the results, Patrick Williams, President and Chief Executive Officer, said, “Overall, we had a very good fourth quarter, both operationally and financially, and we finished the year in a very solid position. We delivered on our commitments and shared our success by returning a special dividend to shareholders. We believe Innospec is poised for continued growth and expansion.

“Both Fuel Specialties and Performance Chemicals performed above expectations during the quarter. Despite a mild start to the winter season, Fuel Specialties delivered record top-line results, driven by strong performances in EMEA and the Americas during the quarter. Gross margin, benefitting from a richer sales mix, was 31.3 percent, enabling Fuel Specialties to close the full year above our 30 percent target.

“Performance Chemicals delivered excellent sales growth, driven by higher volumes across Personal Care, Fragrances and Polymers, along with some margin improvement. While we feel good about our performance and strategy in Performance Chemicals, we are constantly monitoring the underlying growth prospects for the industry as a whole.

“As anticipated by management, our Octane Additives business had a strong fourth quarter, including a large order held over from the third quarter. At the same time, the TEL business continues to wind down, and we will continue to work responsibly with the few remaining countries as they transition to unleaded gasoline.”

For the full year, total revenues of $776.4 million were up slightly from $774.4 million in 2011. Net income for 2012 was $68.3 million, or $2.86 per diluted share, compared with $48.9 million, or $1.99 per diluted share, a year ago. EBITDA for the year was $108.7 million, compared with $71.8 million in 2011. Special items reduced net income for the year by $11.4 million, or $0.48 per diluted share; in 2011, similar items reduced net income by $35.0 million, or $1.43 per diluted share. Excluding these special items from both periods, diluted earnings per share for the year were $3.34, a 2 percent decrease from $3.42 in 2011.

	Year ended December 31, 2012			Year ended December 31, 2011

	Income			Income
	before			before
	income	Net	Diluted	income	Net	Diluted
(in millions, except share and per share data)	taxes	income	EPS	taxes	income	EPS

Reported GAAP amounts	$ 95.2	$68.3	$2.86	$ 52.6	$48.9	$1.99

Tax impact of acquisition-related funding	7.4	7.4	0.31	-	-	-
Acquisition-related costs	2.8	2.2	0.09	3.0	2.5	0.10
Foreign currency exchange losses/(gains)	2.0	1.6	0.07	(6.5)	(5.4)	(0.21)
Adjustment of income tax provisions	0.2	0.2	0.01	4.0	4.0	0.16
Civil complaint settlement	-	-	-	45.0	29.3	1.19
Civil complaint legal and professional expenses	-	-	-	5.5	4.6	0.19

	12.4	11.4	0.48	51.0	35.0	1.43

Adjusted non-GAAP amounts	$ 107.6	$79.7	$3.34	$ 103.6	$83.9	$3.42

Net sales in Fuel Specialties for the quarter were a record $155.0 million, a 7 percent increase from $144.7 million in last year’s fourth quarter. By region, sales rose 10 percent in the Americas driven by increased volumes, and 9 percent in EMEA, primarily due to a richer sales mix and improved pricing partially offset by a weaker Euro. Sales declined 4 percent in Asia-Pacific, driven by a reduction in volumes. The segment’s gross margin for the quarter was 31.3 percent, returning above the 30 percent target, and operating income was $29.4 million, up 8 percent. For the full year, the segment’s sales were up 1 percent to $527.2 million and operating income increased 7 percent to $87.6 million.

In Performance Chemicals, revenues for the quarter were $41.4 million, up 9 percent from $37.9 million a year ago, driven by improved volumes across all markets, including continued expansion in Polymers and Personal Care. By region, sales rose 19 percent in the Americas, primarily due to strong volume growth in the Personal Care and

Fragrance markets, and 4 percent in EMEA due to increased Polymers volumes partially offset by a weaker Euro. Revenues fell 3 percent in Asia-Pacific from last year, reflecting the decline in the region’s Personal Care market. The segment’s gross margin for the quarter was 24.6 percent, up 9.8 percentage points over the corresponding period, as higher volumes improved manufacturing efficiencies. Operating income of $5.5 million for the quarter was up significantly from $0.9 million reported in the year-ago period. Sales for the full year increased 1 percent, to $179.6 million, and operating income of $24.3 million was 8 percent higher than the $22.6 million reported in 2011.

Octane Additives’ net sales for 2012’s fourth quarter were $17.3 million, down from $17.9 million a year ago. Gross margin for the quarter was 36.4 percent, compared to 47.5 percent in the year-ago period, primarily due to customer mix. The segment’s operating income for the quarter was $4.1 million, a decline from $5.4 million reported a year ago. For the year, Octane Additives’ net sales were $69.6 million, a 9 percent decrease, and its operating income was $26.0 million, compared to an operating loss of $22.4 million in 2011, which included a $45.0 million pre-tax charge related to the civil complaint settlement, and $5.5 million associated legal and professional expenses.

Corporate costs for the quarter were $13.0 million, compared with $8.9 million a year ago, primarily due to $2.5 million in acquisition-related costs. The full-year tax charge of $26.9 million was higher than forecast primarily due to the non-cash impact of acquisition-related funding adding $7.4 million, or $0.31 per diluted share, to the charge.

For the full year net cash generated from operations was $61.3 million, driven primarily by strong trading performance. At year-end, Innospec had $22.4 million in cash and cash equivalents on hand. In the fourth quarter, the Company made a special dividend of $46.7 million, $2.00 per share, and paid $53.1 million net in cash in relation to the acquisition of Strata Control Services, Inc

Mr. Williams concluded, “We continue to deliver on organic growth in our two core businesses, while continuing to pursue acquisition opportunities that support our strategic objectives. In this respect, we closed on the acquisition of Strata Control in the Oilfield Specialties area in December, an important first step in the build-out of our business in this sector. We will continue to invest in external growth opportunities and in the development of new technologies, which are so important to our core operation’s competitive advantage.

“Innospec is highly cash generative and we consistently maintain close control of costs, driving profitability and financial liquidity. That is why we were able to return $47 million as a special dividend to shareholders; pay out some $53 million in cash for the Strata acquisition; and sustain working capital requirements, while still ending the year close to net cash/net debt neutral, and with a strong balance sheet.

“We remain optimistic about our future growth prospects.” Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA and net income excluding special items, and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and impairment of Octane Additives segment goodwill. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of tax impact of acquisition-related funding, acquisition-related costs, foreign currency exchange losses/(gains), adjustment of income tax provisions, civil complaint settlement and civil complaint legal and professional expenses. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 900 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Performance Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Polymers; and Fragrance Ingredients markets. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “anticipates,” “may,” “believes” or similar words or expressions), for example, which relate to operating performance, events or developments that we expect or anticipate will or may occur in the future (including, without limitation, any of the Company’s guidance in respect of sales, gross margins, pension liabilities and charges, net income, growth potential and other measures of financial performance). Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to the Company and affecting our business operations and prospects are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading "Risk Factors.” The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt Innospec Inc. +44-151-356-6241 Brian.Watt@innospecinc.com Robert D. Ferris RF|Binder Partners +1-212-994-7505 Robert.Ferris@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
	December 31		December 31

(in millions, except share and per share data)	2012	2011	2012	2011

Net sales	$213.7	$200.5	$776.4	$774.4
Cost of goods sold	(148.7)	(142.7)	(540.0)	(548.0)

Gross profit	65.0	57.8	236.4	226.4

Operating expenses:
Selling, general and administrative	(33.7)	(28.8)	(117.1)	(155.9)
Research and development	(5.2)	(4.6)	(19.6)	(18.3)
Restructuring charge	-	(0.6)	(0.2)	(0.6)
Impairment of Octane Additives segment goodwill	(0.3)	(0.3)	(1.2)	(2.0)
Profit on disposal	-	-	0.1	-

Total operating expenses	(39.2)	(34.3)	(138.0)	(176.8)

Operating income	25.8	23.5	98.4	49.6
Other net income/(expense)	1.3	(2.6)	(2.0)	6.3
Interest expense, net	(0.4)	(0.9)	(1.2)	(3.3)

Income before income taxes	26.7	20.0	95.2	52.6
Income taxes	(14.0)	(0.4)	(26.9)	(3.7)

Net income	$12.7	$19.6	$68.3	$48.9

Earnings per share:
Basic	$0.54	$0.85	$2.95	$2.07
Diluted	$0.53	$0.82	$2.86	$1.99

Weighted average shares outstanding (in thousands):
Basic	23,303	23,184	23,187	23,568
Diluted	23,913	24,037	23,850	24,520

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended		Twelve Months Ended
	December 31		December 31

(in millions)	2012	2011	2012	2011

Net sales:
Fuel Specialties	$155.0	$144.7	$527.2	$521.2
Performance Chemicals	41.4	37.9	179.6	177.0
Octane Additives	17.3	17.9	69.6	76.2

	213.7	200.5	776.4	774.4

Gross profit:
Fuel Specialties	48.5	43.7	158.7	149.3
Performance Chemicals	10.2	5.6	43.8	40.6
Octane Additives	6.3	8.5	33.9	36.5

	65.0	57.8	236.4	226.4

Operating income:
Fuel Specialties	29.4	27.2	87.6	81.7
Performance Chemicals	5.5	0.9	24.3	22.6
Octane Additives	4.1	5.4	26.0	(22.4)
Pension credit/(charge)	0.1	(0.2)	0.3	(0.5)
Corporate costs	(13.0)	(8.9)	(38.5)	(29.2)

	26.1	24.4	99.7	52.2

Restructuring charge	-	(0.6)	(0.2)	(0.6)
Impairment of Octane Additives segment goodwill	(0.3)	(0.3)	(1.2)	(2.0)
Profit on disposal	-	-	0.1	-

Total operating income	$25.8	$23.5	$98.4	$49.6

				Schedule 2B

NON-GAAP MEASURES	Three Months Ended		Twelve Months Ended
	December 31		December 31

(in millions)	2012	2011	2012	2011

Net income	$12.7	$19.6	$68.3	$48.9
Interest expense, net	0.4	0.9	1.2	3.3
Income taxes	14.0	0.4	26.9	3.7
Depreciation and amortization	3.1	3.3	11.1	13.9
Impairment of Octane Additives segment goodwill	0.3	0.3	1.2	2.0

EBITDA	30.5	24.5	108.7	71.8

Fuel Specialties	30.5	28.2	91.7	86.1
Performance Chemicals	6.4	2.4	28.0	28.6
Octane Additives	4.4	5.8	27.3	(20.6)
Pension credit/(charge)	0.1	(0.2)	0.3	(0.5)
Corporate costs	(12.2)	(8.5)	(36.5)	(27.5)

	29.2	27.7	110.8	66.1
Restructuring charge	-	(0.6)	(0.2)	(0.6)
Profit on disposal	-	-	0.1	-
Other net income/(expense)	1.3	(2.6)	(2.0)	6.3

EBITDA	$30.5	$24.5	$108.7	$71.8

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(in millions)	2012	2011

Assets

Current assets:
Cash and cash equivalents	$22.4	$76.2
Short-term investments	5.1	4.8
Trade and other accounts receivable	115.7	99.4
Inventories	138.3	135.9
Current portion of deferred tax assets	11.0	-
Prepaid expenses	4.1	4.0

Total current assets	296.6	320.3

Property, plant and equipment	49.8	45.9
Goodwill	149.0	141.5
Other intangible assets	68.6	17.7
Deferred finance costs	1.3	1.7
Deferred tax assets, net of current portion	12.7	19.7
Pension asset	-	21.4
Other non-current assets	1.4	0.6

Total assets	$579.4	$568.8

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$57.3	$53.3
Current portion of accrued liabilities	72.1	77.0
Accrued income taxes	3.2	2.0
Current portion of long-term debt	5.0	5.0
Current portion of plant closure provisions	5.1	4.1
Current portion of unrecognized tax benefits	3.0	3.2
Current portion of deferred tax liabilities	0.2	-
Current portion of deferred income	1.4	1.4

Total current liabilities	147.3	146.0

Accrued liabilities, net of current portion	-	4.9
Long-term debt, net of current portion	25.0	30.0
Plant closure provisions, net of current portion	25.3	24.5
Unrecognized tax benefits, net of current portion	9.8	9.4
Deferred tax liabilities, net of current portion	3.6	2.9
Pension liabilities	46.0	6.3
Acquisition-related contingent consideration	4.3	-
Other non-current liabilities	0.2	0.8
Deferred income, net of current portion	0.9	0.9
Total stockholders’ equity	317.0	343.1

Total liabilities and stockholders’ equity	$579.4	$568.8

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
		December 31

(in millions)	2012		2011

Cash Flows from Operating Activities

Net income	$68.3		$48.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	11.5		14.4
Impairment of Octane Additives segment goodwill	1.2		2.0
Deferred taxes	12.6		(4.0)
Profit on disposal of property, plant and equipment	(0.1)		-
(Repayment)/issue of promissory note in civil complaint settlement	(5.0)		15.0
Non-cash issue of treasury stock in civil complaint settlement	-		5.0
Changes in working capital	(20.5)		(43.3)
Excess tax benefit from stock based payment arrangements	(2.2)		(1.1)
Accrued income taxes	1.0		(4.1)
Movement on plant closure provisions	1.8		1.1
Cash contributions to defined benefit pension plans	(9.4)		(9.5)
Non-cash expense of defined benefit pension plans	0.1		1.0
Stock option compensation	3.1		3.1
Movements on unrecognized tax benefits	0.2		4.0
Movements on other non-current assets and liabilities	(1.3)		2.2

Net cash provided by operating activities	61.3		34.7

Cash Flows from Investing Activities

Capital expenditures	(8.8)		(7.0)
Business combinations, net of cash acquired	(53.1)		-
Internally developed software and other costs	(8.5)		(3.1)
Proceeds on disposal of property, plant and equipment	0.2		-
Purchase of short-term investments	(5.0)		(5.0)
Sale of short-term investments	4.9		4.4

Net cash (used in) investing activities	(70.3)		(10.7)

Cash Flows from Financing Activities

Net receipt of revolving credit facility	-		13.0
Repayment of term loan	-		(40.0)
Refinancing costs	-		(1.7)
Excess tax benefit from stock based payment arrangements	2.2		1.1
Dividend paid	(46.7)		-
Issue of treasury stock	1.2		0.7
Repurchase of common stock	(1.4)		(28.1)

Net cash (used in) financing activities	(44.7)		(55.0)
Effect of foreign currency exchange rate changes on cash	(0.1)		0.1

Net change in cash and cash equivalents	(53.8)		(30.9)
Cash and cash equivalents at beginning of year	76.2		107.1

Cash and cash equivalents at end of year	$22.4		$76.2

Amortization of deferred finance costs of $0.4 million (2011 - $0.5 million) are included in depreciation and amortization in the cash flow statement but in interest expense in the income statement.